Exhibit 99.1
For Immediate Release
Barney Harford Appointed as President and CEO of Orbitz Worldwide
Additional Cost Reduction Measures Announced
Chicago, IL, January 7, 2009 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced the appointment of Barney Harford as the company’s president and CEO. Harford has also been appointed to the Orbitz Worldwide board of directors. Harford will succeed Steve Barnhart who resigned to pursue other interests. Barnhart will remain with the company through early April in an advisory role to assist with the transition.
“Barney Harford brings extensive experience in building and operating online travel businesses around the world. He spent nearly eight years at Expedia developing the company’s air, car, private label and telesales businesses, most recently leading the company’s entry into the Asia Pacific region,” said Jeff Clarke, Chairman of the Orbitz Worldwide board of directors. “Barney’s appointment marks an important moment in the development of Orbitz Worldwide as it becomes a more operationally efficient organization and grows its presence in international markets.”
“Orbitz Worldwide owns a set of strong travel brands that are well known in their respective markets, including Orbitz, Orbitz for Business, CheapTickets, ebookers, HotelClub and Away,” said Barney Harford, President and CEO, Orbitz Worldwide. “I am excited by the opportunity to lead this team as we focus on building a global marketplace that delivers meaningful value to both consumers and suppliers around the world.”
“Steve Barnhart played a critical role as CEO in taking Orbitz Worldwide public and leading a major re-engineering process,” added Clarke. “The board of directors extends its thanks to Steve for these accomplishments and his years of service.”
Additional cost reduction measures
In addition to its leadership transition, Orbitz Worldwide today announced that it will take further measures to lower its operating costs. In combination with the expense and workforce reductions announced in November 2008, these latest measures are designed to position Orbitz Worldwide for success in the face of the challenging economic prospects for the global travel industry. Over the next several weeks, Orbitz Worldwide will implement measures designed to lower its cost structure by an estimated additional $20-25 million annually, in addition to the $20 million of annual cost reductions announced in November 2008.
About Barney Harford
Barney Harford has extensive experience building and operating internet businesses. For the past two years he has served in board and advisory capacities to internet companies in travel and other verticals. Harford currently serves on the board of directors of LiquidPlanner, an on-demand project management service that helps companies manage uncertainty, and GlobalEnglish, a leading provider of online English language training services to multinational corporations. Harford served on the board of directors of eLong, which is controlled by Expedia, from 2004 to 2008, and as an advisor to Kayak.com in 2008.
Harford served in a variety of roles at Expedia, Inc. from 1999 to 2006. As President of Expedia Asia Pacific from 2004 to 2006, he launched Expedia’s business in the region, leading the company’s entry into China, Japan and Australia, and the company’s controlling investment in eLong. Previously, Harford served as Senior Vice President of Air, Car & Private Label; developed Expedia’s private label business, WWTE, and Expedia’s telesales business; and led Expedia’s Corporate Development, Strategic Planning and Investor Relations functions. He joined Expedia as a Product Planner in 1999 when Expedia was a division of Microsoft.
Prior to joining Expedia, Harford worked in the United Kingdom as a strategy consultant with The Kalchas Group. He holds an MBA from INSEAD and a Master of Arts degree in Natural Sciences from Clare College, Cambridge University.
About Steve Barnhart
Steve Barnhart joined Orbitz in 2003 and was part of the finance team that took the company public later that year. During his tenure as President and CEO, Steve led Orbitz Worldwide when it went public in 2007. He created the organization’s public company infrastructure, completed the migration of ebookers’ 13 sites onto one common technology platform and launched the Orbitz Price AssuranceSM service.
Media and Investor Call and Availability
The company will hold a brief conference call — open to the media and public — to discuss the CEO transition and Orbitz Worldwide’s latest cost reduction efforts today, January 7, at 9:00 a.m., EST (8:00 a.m., CST). A live webcast of the call can be accessed through the Orbitz Worldwide Investor Relations website at http://www.orbitz-ir.com. To access the call through a conference line, dial +1-888-381-5775 in the United States (passcode: ORBITZ). Callers outside the United States can access the conference call by dialing +1 -517-308-9252.
The recorded webcast will be archived on the Orbitz Worldwide Investor Relations website for approximately 30 days after the date of the call.
About Orbitz Worldwide
Orbitz Worldwide (NYSE: OWW) is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns and operates a portfolio of consumer brands that includes Orbitz (http://www.orbitz.com), CheapTickets (http://www.cheaptickets.com), ebookers (http://www.ebookers.com), HotelClub (http://www.hotelclub.com), RatesToGo (http://www.ratestogo.com), the Away Network (http://www.away.com), and corporate travel brand Orbitz for Business (http://www.orbitzforbusiness.com). For more information on how your company can partner with Orbitz Worldwide, visit http://corp.orbitz.com.
Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at http://www.orbitz-ir.com. You can sign up to receive email alerts whenever the company posts new information to the website.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, Orbitz Worldwide’s expected financial performance and its strategic operational plans. The company’s actual results could differ materially from the results expressed or implied by these forward-looking statements.  More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the company’s filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov or the company’s Investor Relations website at http://orbitz-ir.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. Orbitz Worldwide undertakes no obligation to publicly revise these forward-looking statements to reflect circumstances or events after the date of this press release.
Media Contact:
Brian Hoyt
Orbitz Worldwide, Inc.
312-752-5436 phone
bhoyt@orbitz.com
Investor Contact:
Frank Petito
Orbitz Worldwide, Inc.
312-894-4830 phone
fpetito@orbitz.com